SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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INSIGHT COMMUNICATIONS COMPANY, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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INSIGHT COMMUNICATIONS COMPANY, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

April 27, 2004

The Annual Meeting of Stockholders of Insight Communications Company, Inc. will be held at the Rihga Royal, 151 West 54th Street, New York, New York at 9:30 a.m. on Tuesday, April 27, 2004, for the following purposes:

1.	To elect seven directors to serve for a term of one year.

2.	To ratify the selection of Ernst & Young LLP as our independent auditors for the year ending December 31, 2004.

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Only holders of record of shares of Class A common stock and Class B common stock at the close of business on March 19, 2004 are entitled to notice of, and to vote at, the meeting and any adjournment thereof.

By Order of the Board of Directors,

Elliot Brecher

Secretary

April 2, 2004

All persons to whom the accompanying proxy is addressed are requested to date, execute and return it promptly in the enclosed, self-addressed envelope. No postage is required if mailed within the United States.

INSIGHT COMMUNICATIONS COMPANY, INC.

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

To Be Held

April 27, 2004

This proxy statement is furnished in connection with the solicitation by the Board of Directors of Insight Communications Company, Inc. of proxies and voting instructions in the accompanying form for use at the Annual Meeting of Stockholders to be held at the Rihga Royal, 151 West 54th Street, New York, New York, at 9:30 a.m. on Tuesday, April 27, 2004, and at all adjournments thereof. The shares represented by proxies solicited by the Board of Directors will be voted in accordance with the directions given therein. If no direction is indicated, the proxy will be voted in favor of the proposals set forth in the notice attached to this proxy statement. Any stockholder may revoke his proxy at any time prior to the voting thereof by giving notice in writing to the attention of our Secretary, by granting a proxy bearing a later date or by voting in person at the meeting. If you hold your shares in street name and want to vote in person at the meeting, you must obtain a proxy from your broker and bring it to the meeting.

Holders of record of shares of Class A common stock and Class B common stock at the close of business on March 19, 2004 are entitled to vote at the meeting. As of such record date, there were 50,805,718 shares of Class A common stock and 8,879,468 shares of Class B common stock outstanding.

The presence, in person or by proxy, of stockholders entitled to cast a majority of the votes entitled to be cast by all stockholders will constitute a quorum for the transaction of business at the meeting. Holders of shares of Class A common stock and Class B common stock will vote as a single class on all matters submitted to a vote of the stockholders. Each share of Class A common stock will be entitled to one vote and each share of Class B common stock will be entitled to ten votes.

Directors will be elected by a plurality of the votes cast at the meeting. Approval of each other matter will require the affirmative vote of a majority of the votes cast thereon. Sidney R. Knafel, his children and trusts for their benefit, and Michael S. Willner collectively beneficially own approximately 60% of the aggregate votes that may be cast at the meeting. Accordingly, the affirmative vote of such persons alone is sufficient to adopt each of the proposals to be submitted to the stockholders at the meeting. Such persons have advised us that they will vote all of their shares in favor of the proposals set forth in the notice attached to this proxy statement.

Abstentions will be counted in tabulations of the votes cast on each of the proposals presented at the meeting and will have the same effect as a vote AGAINST each of such proposals. “Broker nonvotes” are proxies received from brokers who, in the absence of specific voting instructions from beneficial owners of shares held in brokerage name, have declined to vote such shares in those instances where discretionary voting by brokers is permitted. Broker nonvotes will not be counted for purposes of determining whether a proposal has been approved.

We will bear the cost of soliciting these proxies. Proxies may be solicited by directors, officers or employees of our company in person or by telephone.

A list of stockholders entitled to vote at the meeting will be available at our executive offices located at 810 7th Avenue, New York, New York 10019. This proxy statement and the form of proxy are being mailed to stockholders on or about April 2, 2004.

ELECTION OF DIRECTORS

It is proposed to elect seven directors to hold office for terms of one year and until their successors shall be elected and shall qualify. At the meeting, the persons named in the enclosed form of proxy will vote the shares covered thereby for the election of the nominees named below to the Board of Directors unless instructed to the contrary. Each nominee is currently a director of our company.

Two vacancies were created on the Board of Directors during 2003 as a result of the resignation on July 11, 2003 of Prakash A. Melwani and the resignation on August 25, 2003 of Kim D. Kelly. One of the vacancies was filled by the Board with the appointment of Dinni Jain on October 9, 2003, and the remaining vacancy was filled by the Board on February 25, 2004 with the appointment of Geraldine B. Laybourne. Michael S. Willner, our chief executive officer, identified Ms. Laybourne as a candidate to the Board.

We, Mr. Knafel, his children and trusts for their benefit, and Mr. Willner and all of the members of management holding shares of Class B common stock, have agreed to cause the election of one director designated by Vestar Capital Partners III, L.P. so long as Vestar continues to own at least 992,172 shares of our common stock. Vestar currently owns 1,221,723 shares of common stock, and Daniel S. O’Connell serves as its director designee.

Name of Nominee	Age	Principal Occupation and Business Experience

Sidney R. Knafel	73	Chairman of the Board since 1985. He was the founder, Chairman and an equity holder of Vision Cable Communications, Inc. from 1971 until its sale in 1981. Mr. Knafel is presently the managing partner of SRK Management Company, a private investment company. He is a director of General American Investors Company, Inc. and IGENE Biotechnology, Inc., as well as several private companies. Mr. Knafel is a graduate of Harvard College and Harvard Business School.

Michael S. Willner	51	Co-founder and Chief Executive Officer since 1985. Mr. Willner has also served as Vice Chairman since August 2002, served as President from 1985 to August 2002 and reassumed the position of President in August 2003. Previously, Mr. Willner served as Executive Vice President and Chief Operating Officer of Vision Cable from 1979 through 1985, Vice President of Marketing for Vision Cable from 1977 to 1979 and General Manager of Vision Cable’s Bergen County, New Jersey cable television system from 1975 to 1977. He currently serves on the Board of Directors and Executive Committee of the National Cable & Telecommunications Association, recently completing two consecutive terms as its Chairman. He also serves on the boards of C-SPAN, Women in Cable and Telecommunications, The Cable Center and the Walter Kaitz Foundation, as well as the executive committee of CableLabs. Mr. Willner is a graduate of Boston University’s College of Communication and serves on the school’s Executive Committee.

Dinni Jain	40	Executive Vice President and Chief Operating Officer since October 2003. Mr. Jain joined our company in January 2002 as Senior Vice President and Chief Financial Officer. From 1994 through 2002, he served in a number of roles in sales, marketing, customer service, strategy, corporate development and general management of NTL Incorporated, one of Europe’s leading cable and telecommunications companies. He ultimately served as Deputy Managing Director of NTL’s Consumer Division, overseeing customer and new business growth, as well as the quality of customer satisfaction. He also managed the operations of NTL’s Cable and Wireless Consumer Group from 2000 to 2001.

Thomas L. Kempner	76	Chairman of the compensation and stock option committees, and member of the audit and nominating committees. Mr. Kempner has been Chairman and Chief Executive Officer of Loeb Partners Corporation, investment bankers, and its predecessors since February 1978. He is currently a director of Alcide Corporation, CCC Information Services Group, Inc., FuelCell Energy, Inc., IGENE Biotechnology, Inc., Intermagnetics General Corp., Northwest Airlines, Inc. (Emeritus) and Dyax Corporation. Mr. Kempner is a graduate of Yale University.

Geraldine B. Laybourne	56	Member of the compensation and nominating committees. In 1998, Ms. Laybourne founded Oxygen Media, LLC, an independent cable television network with programming tailored to the interests of women, and has served as its Chairman and Chief Executive Officer since its inception. She is most notably known for her work at Nickelodeon, a programming affiliate of MTV Networks, having served in a number of roles from 1980 to 1995, including as its President from 1989. From 1993 to 1995, she also served as the Vice Chairman of MTV Networks. From 1996 to 1998, she served as the President of Disney ABC Cable Networks. She currently serves on the boards of the National Cable & Telecommunications Association and the National Council for Families and Television, and on the Advisory Board of New York Women in Film & Television. Ms. Laybourne received a bachelor’s degree in Art History from Vassar College and serves on its board of trustees, and received an MS in Elementary Education from the University of Pennsylvania.

James S. Marcus	74	Chairman of the audit committee, and member of the compensation and nominating committees. Mr. Marcus is a retired partner of The Goldman Sachs Group, L.P. (predecessor of The Goldman Sachs Group, Inc.), investment bankers. He is currently a director of American Biltrite Inc. Mr. Marcus is a graduate of Harvard College and Harvard Business School.

Daniel S. O’Connell	50	Chairman of the nominating committee, and member of the audit, compensation and stock option committees. Mr. O’Connell is the Chief Executive Officer and founder of Vestar Capital Partners, manager of over $4 billion in private equity capital. Mr. O’Connell is a director of the following privately-held companies: Aearo Corporation, Birds Eye Foods, Inc., Cluett American Corp., FL Selenia s.p.a., Solo Cup Company, St. John Knits Co., Inc. and Sunrise Medical, Inc. Mr. O’Connell is a graduate of Brown University and the Yale University School of Management.

The Board of Directors recommends a vote FOR the election of the nominees herein.

Board of Directors and Committees

Our Board of Directors has an audit committee, a compensation committee, a stock option committee and a nominating committee. The nominating committee was formed on February 25, 2004. During 2003, the Board of Directors held seven meetings and took action three times by unanimous written consent. There were six meetings of the audit committee, four meetings of the compensation committee and two meetings of the stock option committee. All of the directors attended at least 75% of the aggregate number of Board meetings and committee meetings during the periods in which they served.

Our Board of Directors is comprised of seven members, four of whom are not employees—Thomas Kempner, Geraldine Laybourne, James Marcus and Daniel O’Connell. Our Board has determined that each of the non-employee members is independent as defined by the listing standards of the Nasdaq Stock Market. Each director is expected to attend and participate in, either in person or by means of telephonic conference, all scheduled Board meetings and meetings of committees on which such director is a member. Each of our directors then serving attended last year’s annual meeting of stockholders, and members of the Board of Directors are encouraged to attend the annual meeting each year.

Individuals may communicate directly with members of the Board of Directors or members of the Board’s standing committees by writing to the following address:

Insight Communications Company, Inc.

810 7th Avenue, 41st Floor

New York, New York 10019

Attention: Secretary

The Secretary will summarize all correspondence received and periodically forward summaries to the Board. Members of the Board may at any time request copies of any such correspondence. Communications may be addressed to the attention of the Board, a standing committee of the Board, or any individual member of the Board or a committee. Communication that is primarily commercial in nature, relates to an improper or irrelevant topic, or requires investigation to verify its content may not be forwarded.

Our audit committee consists of three directors, all of whom are independent directors as defined by the listing standards of Nasdaq. The committee operates under a written charter, which is attached as Exhibit A to this proxy statement. The current members of the audit committee are James Marcus (Chairman), Thomas Kempner and Daniel O’Connell. Mr. Marcus was appointed as Chairman of the audit committee in July 2003. Our Board of Directors has determined that each of the members of the audit committee meets the Securities and Exchange Commission definition of an audit committee financial expert. As more fully described in its charter, the functions of the audit committee include the following:

•	appointment of independent auditors, determination of their compensation and oversight of their work;

•	review the arrangements for and scope of the audit by independent auditors;

•	review the independence of the independent auditors;

•	consider the adequacy and effectiveness of the accounting and financial controls;

•	pre-approve audit and non-audit services;

•	establish procedures regarding complaints relating to accounting, internal accounting controls, or auditing matters;

•	review and approve any related party transactions; and

•	discuss with management and the independent auditors our draft quarterly interim and annual financial statements and key accounting and reporting matters.

Our compensation committee consists of four directors, all of whom are independent directors as defined by the listing standards of Nasdaq. The current members of the compensation committee are Thomas Kempner (Chairman), Geraldine Laybourne, James Marcus and Daniel O’Connell. The compensation committee has the authority to review and make recommendations to the Board of Directors with respect to the non-performance based compensation of our executive officers.

Our stock option committee consists of two directors, each of whom is an independent non-employee director. The current members of the stock option committee are Thomas Kempner (Chairman) and Daniel O’Connell. The stock option committee and/or compensation committee administers our 1999 Equity Incentive Plan. The stock option committee has full power and discretion to select those persons to whom awards will be granted (other than awards to non-employee directors); to determine the type, amounts and terms of awards; to change and determine the terms of any award agreement, including but not limited to the term and the vesting schedule; and to determine and change the conditions, restrictions and performance criteria relating to any award. In addition, the stock option committee has the authority to construe and interpret the plan. The full Board of Directors may also exercise administrative authority under the plan and the Board of Directors and/or the compensation committee may delegate administrative authority to our Chief Executive Officer or Chief Operating Officer with respect to awards made to employees (other than executive officers and certain other senior officers).

Our nominating committee consists of four directors, all of whom are independent directors as defined by the listing standards of Nasdaq. The committee operates under a written charter, which is attached as Exhibit B to this proxy statement. The current members of the nominating committee are Daniel O’Connell (Chairman), Thomas Kempner, Geraldine Laybourne and James Marcus. As more fully described in its charter, the functions of the nominating committee include identifying individuals qualified to become directors and making recommendations to the Board for the selection of such candidates for directorship, with the goal of assembling a Board that brings us a variety of perspectives and skills derived from business and professional experience. When considering a potential candidate, the nominating committee will take into consideration such factors as it deems appropriate, including the following:

•	the appropriate size of our Board;

•	the needs of our company with respect to the particular talents and experience of its directors;

•	the knowledge, skills and experience of nominees, including experience at the policy-making level in technology, business, finance, administration or public service, in light of prevailing business conditions, the knowledge, skills and experience already possessed by other members of the Board and the highest professional and personal ethics and values;

•	minimum individual qualifications, including strength of character, mature judgment, familiarity with our business and industry, independence of thought and an ability to work collegially;

•	experience with accounting rules and practices;

•	principles of diversity;

•	appreciation of the relationship of our business to the changing needs of society; and

•	the desire to balance the considerable benefit of continuity with the periodic injection of the fresh perspective provided by new members.

The nominating committee will evaluate director candidates recommended by stockholders in light of the committee’s criteria for the selection of new directors. Any stockholder recommendation of a director candidate should include the candidate’s name, biographical data and a detailed description of the candidate’s qualifications for Board membership, and should be sent to Insight Communications, 810 7th Avenue, New York, New York 10019, Attention: Secretary. Any stockholder recommendations must be submitted in sufficient time for an appropriate evaluation by the committee. In addition, any stockholder wishing to nominate a director for consideration at an annual meeting of stockholders must follow the procedures set forth below under the heading “Stockholder Proposals and Director Nominations.”

The nominating committee will periodically assess the appropriate size of the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the nominating committee will consider potential candidates for director who may come to its attention through current Board members, stockholders or other persons. To date, we have not engaged any search firms or other third parties to identify or evaluate or assist in identifying potential nominees. The candidates will be evaluated at meetings of the nominating committee, and may be considered at any point during the year.

As a result of the voting power held by Sidney Knafel, his children and trusts for their benefit, and Michael Willner, our company could qualify as a “controlled company” within the meaning of the Nasdaq listing standards. As such, we could avail ourselves of the exemption such status affords from compliance with Nasdaq’s requirements to have a majority of independent directors and an independent compensation committee and an independent nominating committee. However, we have determined not to rely on the exemption at this time.

Code of Ethics

We have adopted a code of ethics for our directors, chief executive officer, chief financial officer and chief accounting officer, as well as other employees and the employees of our subsidiaries. A copy of the code was filed as an exhibit to our annual report on Form 10-K for the year ended December 31, 2003.

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The audit committee of the Board of Directors has appointed Ernst & Young LLP as our independent auditors for 2004. Although stockholder ratification of the audit committee’s action in this respect is not required, the audit committee considers it desirable for stockholders to ratify such appointment. If the stockholders do not ratify the appointment of Ernst & Young LLP, the engagement of independent auditors will be reevaluated by the audit committee.

Representatives of Ernst & Young LLP are expected to attend the meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions from stockholders.

Fees for professional services provided by our independent auditors in each of the last two fiscal years, in each of the following categories are as follows:

	2003	2002
	(in thousands)
Audit fees	$578	$614
Audit-related fees	17	12
Tax fees	39	98
All other fees	—	—

Total	$634	$724

Audit fees services include fees associated with the annual audit, the reviews of our quarterly reports on Form 10-Q, assistance with and review of documents filed with the Securities and Exchange Commission and comfort letters. Audit-related fees principally consist of audit-related consultation. Tax fees include tax compliance and tax consultations.

The audit committee has adopted a policy that requires advance approval of all audit, audit-related, tax and other services performed by the independent auditor. The policy provides for pre-approval by the audit committee of specifically defined audit and non-audit services. Unless the specific service has been previously pre-approved with respect to that year, the audit committee must approve the permitted service before the independent auditor is engaged to perform it.

The Board of Directors recommends a vote FOR ratification of the appointment of Ernst & Young LLP.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of March 19, 2004 with respect to the beneficial ownership of our common stock by:

•	each person who is known by us to beneficially own more than 5% of our common stock;

•	each of our directors;

•	each executive officer who is named below in the Summary Compensation Table; and

•	all directors and executive officers as a group.

Unless otherwise indicated, the address of each person named in the table below is Insight Communications Company, Inc., 810 Seventh Avenue, New York, New York 10019, and each beneficial owner named in the table has sole voting and sole investment power with respect to all shares beneficially owned. The amounts and percentage of common stock beneficially owned are reported on the basis of regulations of the Securities and Exchange Commission governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

	Class A Common Stock		Class B Common Stock		Percent of Vote as a Single Class(1)
Beneficial Owner	Number	%	Number	%
Sidney R. Knafel (2)(3)	50,802	*	3,853,132	43.4	27.7
Michael S. Willner (3)(4)	370,665	*	1,106,514	12.5	8.2
Kim D. Kelly (3)(5)	500,000	*	—	—	*
Dinni Jain (3)(6)	131,247	*	—	—	*
Thomas L. Kempner (7)(8)	777,975	1.5	—	—	*
Geraldine B. Laybourne	—	—	—	—	—
James S. Marcus (8)	14,837	*	132,779	1.5	*
Daniel S. O’Connell (8)(9)	1,236,560	2.4	—	—	2.0
Elliot Brecher (3)(10)	5,814	*	—	—	*
Andrew G. Knafel, Joshua Rubenstein and William L. Scherlis, as trustees under Trusts F/B/O Knafel children (11)	—	—	3,397,027	38.3	24.4
Westport Asset Management, Inc. and affiliates (12)
253 Riverside Avenue Westport, CT 06880	5,793,511	11.4	—	—	4.1
Wallace R. Weitz & Company and affiliates (13)
1125 South 103rd St., Suite 600 Omaha, Nebraska 68124	8,270,100	16.3	—	—	5.9
Capital Group International, Inc. and affiliates (14)
11100 Santa Monica Blvd. Los Angeles, CA 90025	4,805,430	9.5	—	—	3.4
Barclays Global Investors, NA and affiliates (15)
45 Fremont Street San Francisco, CA 94105	2,869,025	5.7	—	—	2.1

Eubel Brady & Suttman Asset Management, Inc. and affiliates (16)
7777 Washington Village Drive Dayton, OH 45459	5,435,507	10.7	—	—	3.9
All directors and executive officers as a group (9 persons) (3)(17)	6,290,871	8.4	5,092,425	57.4	41.0

*	Less than 1%.
(1)	Holders of Class A common stock are entitled to one vote per share and holders of Class B common stock are entitled to ten votes per share. Holders of both classes of common stock vote together as a single class on all matters presented for a vote, except as otherwise required by law.

(2)	Includes 50,000 shares of Class A common stock and 3,427,177 shares of Class B common stock held by corporations for which Mr. Knafel is the sole stockholder, 425,955 shares of Class B common stock held by the estate of Mr. Knafel’s deceased wife for which Mr. Knafel serves as executor and 802 shares of Class A common stock held in his 401(k) account.

(3)	Does not include shares issuable under stock options or deferred stock to the extent they are not exercisable or may not be settled within 60 days.

(4)	The Class A common stock includes 350,000 shares subject to a Variable Prepaid Forward Agreement with CSFB Capital LLC entered into on July 30, 2002, pursuant to which Mr. Willner has agreed to deliver to CSFB in August 2004 up to 350,000 shares, or in lieu thereof, to pay the balance due thereunder in cash. The Class A common stock also includes 20,000 shares issuable upon the exercise of stock options and 665 shares held in his 401(k) account. The Class B common stock includes 6,448 shares held in trust for the benefit of Mr. Willner’s minor children.

(5)	Includes 140,000 shares issuable upon the exercise of stock options. Ms. Kelly resigned from her position of President and Chief Operating Officer in August 2003.

(6)	Includes 247 shares held in his 401(k) account.

(7)	Represents shares held personally, as beneficiary of a trust and by a corporation he controls. Also represents shares held by his spouse and trusts for which he serves as trustee, for which Mr. Kempner disclaims beneficial ownership.

(8)	Includes 14,837 shares of Class A common stock issuable upon the exercise of independent director retainer stock options.

(9)	Includes 1,221,723 shares held by Vestar Capital Partners III, L.P. Mr. O’Connell, the Chief Executive Officer of Vestar, may be deemed to beneficially own the shares held by Vestar. The inclusion in this proxy statement of the securities listed in the table shall not be construed as an admission that Mr. O’Connell is the beneficial owner of such securities, and such beneficial ownership is expressly disclaimed by Mr. O’Connell.

(10)	Includes 4,000 shares issuable upon the exercise of stock options and 814 shares held in his 401(k) account.

(11)	Includes 386,413 shares held individually by Andrew G. Knafel. Sidney Knafel expressly disclaims beneficial ownership of all of the reported shares.

(12)	Based on information contained in a Schedule 13G filed by Westport Asset Management, Inc. in February 2004, Westport Asset Management has sole power to vote or to direct the vote, and sole power to dispose or direct the disposition, of 2,102,050 shares of our Class A common stock, has shared power, with Westport Advisors LLC, to vote or to direct the vote of 2,814,886 shares of our Class A common stock, and has shared power, with Westport Advisors, to dispose or direct the disposition, of 3,691,461 shares of our Class A common stock. Such Schedule 13G states that Westport Asset Management and Westport Advisors are each investment advisors, that Westport Asset Management owns 50% of Westport Advisors, and that Westport Asset Management disclaims beneficial ownership of our Class A common stock.

(13)	Based on information contained in a Schedule 13G jointly filed by Wallace R. Weitz & Company and Wallace R. Weitz in February 2004, Weitz & Co. has sole power to vote or to direct the vote, and Mr. Weitz (president and primary owner of Weitz & Co.) has shared power to vote or to direct the vote, of 8,180,100 shares of our Class A common stock, and Weitz & Co. has sole power to dispose or direct the disposition, and Mr. Weitz has shared power to dispose or direct the disposition, of 8,270,000 shares of our Class A common stock. Such Schedule 13G states that all of our Class A common stock is owned of record by investment advisory clients of Weitz & Co. and that the filing of such statement shall not be construed as an admission that Weitz & Co. is the beneficial owner of any of the securities covered by the statement.

(14)	Based on information contained in a Schedule 13G jointly filed by Capital Group International, Inc. and Capital Guardian Trust Company in February 2004, Capital Group (parent holding company of Capital Guardian) and Capital Guardian have sole power to vote or to direct the vote of 3,152,270 shares of our Class A common stock, and sole power to dispose or direct the disposition, of 4,805,430 shares of our Class A common stock. Such Schedule 13G states that Capital Guardian is deemed to be the beneficial owner of our Class A common stock as a result of its serving as the investment manager of various institutional accounts.

(15)	Based on information contained in a Schedule 13G filed by Barclays Global Investors, NA and its affiliates in February 2004, the reporting persons have sole power to vote or direct the vote, and sole power to dispose or direct the disposition, of 2,636,199 shares of our Class A common stock. Such Schedule 13G states that such shares are held in trust accounts for the economic benefit of the beneficiaries of those accounts.

(16)	Based on information contained in a Schedule 13G filed in February 2004 by Eubel Brady & Suttman Asset Management, Inc., an investment advisor, and individuals who may, as a result of their ownership in and positions with Eubel Brady, be deemed to be indirect beneficial owners of the reported shares. Eubel Brady has shared power to vote or to direct the vote of and shared power to dispose or direct the disposition of 5,435,507 shares of our Class A common stock. Such Schedule 13G states that the filing of such statement shall not be deemed an admission by the individual reporting persons that any of them beneficially own the reported shares, regardless of whether they are acting in concert or acting severally.

(17)	Includes shares issuable upon the exercise of stock options.

Insight Midwest Partnership Split-Up Provisions

We own 50% of the outstanding partnership interests in Insight Midwest, L.P. The other 50% of Insight Midwest is owned by an indirect subsidiary of Comcast Corporation, an entity over which we have no control. Our 50% interest in Insight Midwest constitutes substantially all of our operating assets. The Insight Midwest partnership agreement provides that at any time after December 31, 2005 either partner will have the right to commence a split-up process with respect to Insight Midwest, subject to a limited right of postponement held by the non-initiating partner.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table provides information as of December 31, 2003 about our common stock that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans. All of the indicated securities are authorized under our 1999 Equity Incentive Plan, which is described below under the heading “Executive Compensation—1999 Equity Incentive Plan.”

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	2,495,805	$10.57	4,867,195(1)
Equity compensation plans not approved by security holders	—	—	—

Total	2,495,805	$10.57	4,867,195

(1)	Of these securities, 52,000 restricted shares are available for future awards.

EXECUTIVE COMPENSATION

Report of the Compensation Committee

The compensation committee of Insight Communications Company, Inc., which is composed of four independent directors, is responsible for reviewing and making recommendations to the Board of Directors with respect to the non-performance based compensation of the company’s executive officers.

The base salaries and bonuses for executive officers for 2003 were determined upon the recommendations of management based upon each such officer’s compensation during the previous year, company performance during the previous year as compared to earlier years and such officer’s contribution to such performance. On this basis, bonuses were awarded to such executive officers in 2003, as indicated in the Summary Compensation Table below. Base salaries for each of the executive officers other than the Chairman of the Board were increased in 2003 by 3.5%. Bonuses for executive officers are based upon a multiple of the individual’s “bonus potential” and the company’s “target bonus.” The target bonus generally is based initially upon the company’s overall performance and is adjusted to reflect the individual’s performance, with the understanding that individual performances cannot be measured without regard to the performance of the company as a whole.

As one of Insight’s principal stockholders, Michael Willner’s financial interests are directly tied to its overall performance, as reflected in the price per share of Insight’s common stock. For his services as chief executive officer, Mr. Willner’s future compensation will be determined in accordance with the compensation policies outlined below.

Recognizing that a considerable number of the company’s outstanding stock options were significantly below the per share price, largely influenced by the recent downturn in general economic conditions and the loss of confidence in the industry due to the difficulties facing certain cable companies, during 2003 the committee retained Deloitte & Touche LLP as consultants to provide market information regarding the features of a program proposed by company management for the cancellation and reissuance of outstanding stock options with an exercise price of $17 or higher. The committee also asked the consultants to analyze the potential impact of the proposed cancellation and reissuance on the company’s total number of stock options outstanding and the shares available for future stock incentive awards. In developing the market information, the consultants relied on competitive practices in similar option exchange programs among other major companies.

On November 7, 2003, the company commenced an offer for eligible employees, including executive officers, to tender such options for cancellation in exchange for the grant of replacement options to be issued at least six months and one day after cancellation with an exercise price equal to the market price on the date of grant. The ratio of replacement options to be issued in the exchange will be one new option share for every two option shares having an exercise price of $24 or higher, and three new option shares for every four option shares having an exercise price of between $17 and $24. These ratios were derived based on valuations of the outstanding options and replacement options using the Black-Scholes option pricing model. Following the Fiscal Year-End Option Values table below are the details for executive officers of the number of options that are expected to be cancelled and granted under this program. After giving effect to the exchange, the company’s equity dilution from outstanding options will reduce from approximately 8.3% to 6.7%, and the number of shares available for future awards will increase.

The consultants also reviewed a management proposal for the issuance of restricted shares to senior management, including executive officers as indicated in the Summary Compensation Table below. The proposed grants were to be made in lieu of the annual stock option awards for 2003. The consultants presented information on competitive practices for long-term compensation using several surveys, and provided the committee with data on the level of long-term incentive value and the number of restricted shares necessary to place total direct compensation at various percentiles of market levels. The calculation of the number of restricted shares necessary to provide a given level of long-term incentive value was based on benchmark long-term incentive values, discounted to reflect the lower risk of restricted shares relative to stock options. In determining the award for Mr. Willner, the committee approved an award of restricted shares of the amount necessary to bring his total direct compensation opportunity (the sum of base salary, target annual incentive and long-term incentive value) to the 75th percentile of market total direct compensation levels.

Insight’s compensation program is designed to attract, motivate and retain highly skilled and effective executives who can achieve long-term success in an increasingly competitive business environment and whose services Insight needs to maximize Insight’s return to stockholders. The program is premised on the belief that an executive’s compensation should reflect his individual performance and overall company performance, with an appropriate balance maintained among the weightings of these potentially disparate performance levels. The program requires flexibility in order to ensure that Insight can continue to attract and retain executives with unique and special skills critical to Insight’s success. Flexibility is also necessary to permit adjustments in compensation in light of changes in business and economic conditions. The compensation of each executive officer is reviewed annually. The annual performance evaluation of each executive officer is subjective, relies heavily on the performance evaluation of management, and not upon an exact formula for determining the relative importance of each of the factors considered, nor is there a precise measure of how each of the individual factors relates to each executive officer’s ultimate annual compensation.

Section 162(m) of the Internal Revenue Code limits deductions for certain executive compensation in excess of $1 million. Certain types of compensation in excess of $1 million are deductible only if (i) performance goals are specified in detail by a committee comprised solely of two or more “outside directors” within the meaning of the regulations promulgated under section 162(m), (ii) payments are approved by a majority vote of the stockholders prior to payment of such compensation, (iii) the material terms of the compensation are disclosed to the stockholders and (iv) the committee of outside directors certifies that the performance goals were in fact satisfied. While the committee will give due consideration to the deductibility of compensation payments on future compensation arrangements with Insight’s executive officers, the committee will make its compensation decisions based upon an overall determination of what it believes to be in the best interests of the company and its stockholders, and deductibility will be only one among a number of factors used by the committee in making its compensation decisions.

Compensation Committee of the Board of Directors

Thomas L. Kempner, Chairman

Geraldine B. Laybourne

James S. Marcus

Daniel S. O’Connell

Performance Graph

The following line graph compares the annual percentage change in the cumulative total stockholder return on our Class A common stock with the cumulative total return of the Nasdaq National Market Composite Index and the cumulative total return of the Nasdaq Telecommunications Index (an index containing performance data of radio, telephone, telegraph, television and cable television companies) from July 21, 1999, the date our Class A common stock commenced trading, through December 31, 2003. The performance graph assumes that an investment of $100 was made in the Class A common stock and in each Index on July 21, 1999.

COMPARISON OF CUMULATIVE TOTAL RETURNS

Value of $100 Invested on July 21, 1999

	7/21/99	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03
Insight Communications Company, Inc.	$100	$99	$79	$81	$41	$35
Nasdaq National Market Composite Index	100	147	89	70	49	73
Nasdaq Telecommunications Index	100	128	55	36	17	28

We believe that the foregoing information provided has only limited relevance to an understanding of our compensation policies during the indicated periods and does not reflect all matters appropriately considered in developing our compensation strategy. In addition, the stock price performance shown on the graph is not necessarily indicative of future price performance.

Compensation of Executive Officers

The following table summarizes the compensation paid for services rendered in 2001, 2002 and 2003 to the Chief Executive Officer and the most highly compensated executive officers in 2003 (collectively, the “Named Executive Officers”).

Summary Compensation Table

		Annual Compensation							Long-Term Compensation Awards
Name and Principal Position	Year	Salary		Bonus		Other Annual Compen- sation			Restricted Stock Awards			Number of Securities Underlying Options		All Other Compen- sation (1)
Sidney R. Knafel Chairman of the Board	2003 2002 2001	$ $ $	250,000 250,000 250,000		— — —		— — —			$655,520 — —	(2)	— — —		$ $ $	13,282 13,282 8,532

Michael S. Willner Vice Chairman, President and Chief Executive Officer	2003 2002 2001	$ $ $	577,900 558,900 540,000	$ $ $	275,000 165,000 257,000		— — —			$1,638,800 — —	(2)	— 100,000 —		$ $ $	11,896 11,896 5,557

Kim D. Kelly (3) Former President and Chief Operating Officer	2003 2002 2001	$ $ $	569,000 524,500 486,000	$ $ $	275,000 150,000 135,000	$ $	— 999,700 2,293,200	(4) (4)	$	— 5,773,500 —	(5)	— 1,000,000 —	(6)	$ $ $	1,380,825 11,800 5,512

Dinni Jain (7) Executive Vice President and Chief Operating Officer	2003 2002 2001	$ $	367,900 288,750 —	$ $	150,000 100,000 —		— — —		$ $	1,420,150 — 176,000	(2)(8) (8)	— — 250,000	(9)		$11,728 — —

Elliot Brecher Senior Vice President and General Counsel	2003 2002 2001	$ $ $	306,100 296,000 286,000	$ $ $	75,000 55,000 55,000		— — —			$96,400 — —	(2)	— 20,000 25,000	(9)	$ $ $	11,140 11,153 6,089

(1)	Amounts for 2001, 2002 and 2003 include: (i) matching contributions made by us on behalf of the Named Executive Officers to our 401(k) plan (Sidney Knafel: $5,250, $10,000 and $10,000; Michael Willner: $3,750, $10,000 and $10,000; Kim Kelly: $3,750, $10,000 and $10,000; Dinni Jain: $10,000; and Elliot Brecher: $5,050, $10,000 and $10,000) and (ii) life insurance premiums and group term life insurance premiums paid by us on behalf of the Named Executive Officers (Sidney Knafel: $3,282, $3,282 and $3,282; Michael Willner: $1,807, $1,896 and $1,896; Kim Kelly: $1,762, $1,800 and $1,800; Dinni Jain: $1,728; and Elliot Brecher: $1,039, $1,153 and $1,140). Beginning with the period ended June 30, 2001, one-half of the matching contributions to our 401(k) plan were made in the form of shares of Class A common stock. The 401(k) plan applies a three-year vesting schedule to all matching contributions, which commences on the employee’s first employment date and expires on the employee’s third anniversary date. Also included in the above amounts for 2003 for Ms. Kelly are severance payments in the aggregate amount of $1,156,922, representing two-times her annual base salary. Ms. Kelly also received in February 2004 in accordance with her severance arrangements a pro-rated bonus through December 1, 2003 of $212,103 representing 80% of her maximum bonus potential for such period.

(2)	Represents deferred stock awards the value of which is calculated by multiplying the closing market price of our Class A common stock on the date of grant (November 6, 2003: $9.64) by the number of shares reported. The shares underlying the deferred stock awards are deliverable in settlement to the extent vested upon termination of the executive’s employment. The shares vest in five equal annual installments, beginning on November 6, 2004. The number and value of these awards as of December 31, 2003 (based upon the closing market price of our Class A common stock ($10.34) as of December 31, 2003) was as follows: Sidney Knafel: 68,000 shares = $703,120; Michael Willner 170,000 shares = $1,757,800; each of Dinni Jain and Elliot Brecher: 10,000 shares = $103,400.

(3)	Ms. Kelly held the position of President and Chief Operating Officer until her resignation in August 2003.

(4)	In July 1999, all of the partners of Insight Communications Company, L.P. exchanged their partnership interests for shares of our common stock upon the closing of our initial public offering. At the same time, the general partner of Insight LP distributed to certain of our employees a number of shares of common stock representing their respective percentage equity interests in the general partner. We made loans to certain employees in 1999 and 2000 to assist them in paying their personal income tax obligations with respect to their receipt of such shares, including loans to Ms. Kelly in the aggregate principal amount of approximately $9.6 million. The amounts shown for 2001 and 2002 reflect the forgiveness of interest on the loans outstanding to Ms. Kelly pursuant to our employee loan program and the additional payments made to cover the income taxes due as a result of the forgiveness and such additional payments. Ms. Kelly repaid her loan in December 2002 by surrendering 746,941 shares of our common stock.

(5)	In connection with the repayment of her loan in December 2002, Ms. Kelly was issued 450,000 shares of restricted stock. The remaining balance of 360,000 shares of such restricted stock held by her as of December 31, 2003 had a value of $3,722,400 (based upon the closing market price of our Class A common stock ($10.34) as of December 31, 2003). The shares vest in five equal annual installments, beginning on November 15, 2003.

(6)	Includes options to purchase 900,000 shares of common stock granted to Ms. Kelly in connection with the repayment of her loan in December 2002.

(7)	Mr. Jain served as our Senior Vice President and Chief Financial Officer until his promotion in October 2003 to the position of Executive Vice President and Chief Operating Officer. He served as Interim Chief Financial Officer from October 2003 until the appointment of John Abbot to the position of Senior Vice President and Chief Financial Officer in January 2004.

(8)	The restricted stock awards total for 2003 includes the deferred stock award described above in note (2) and the 125,000 restricted share award he received in connection with his promotion which is calculated by multiplying the closing market price of our Class A common stock on the date of grant (October 9, 2003: $10.59) by the number of shares reported. The restricted stock award amount for 2001 represents the 10,000 shares issued to Mr. Jain in November 2001 connection with his commencement of employment. All of such restricted shares vest in five equal annual installments on November 15 of each year. In addition to said deferred stock award, the remaining balance of 131,000 shares of restricted stock held by Mr. Jain as of December 31, 2003 had a value of $1,354,540 (based upon the closing market price of our Class A common stock ($10.34) as of December 31, 2003).

(9)	These options were cancelled on December 9, 2003 pursuant to our exchange program, as described in the Fiscal Year-End Option Values table below.

There were no grants of stock options made during 2003 to the Named Executive Officers in the Summary Compensation Table.

Option Grants In Last Fiscal Year

Individual Grants
	Number of Securities Underlying Options	Percent of Total Options Granted to Employees in	Exercise Price Per	Expiration	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
Name	Granted	Fiscal Year	Share	Date	5%	10%
Sidney R. Knafel	—	—	—	—	—	—
Michael S. Willner	—	—	—	—	—	—
Kim D. Kelly	—	—	—	—	—	—
Dinni Jain	—	—	—	—	—	—
Elliot Brecher	—	—	—	—	—	—

The following table sets forth information as of December 31, 2003 concerning stock options held by the Named Executive Officers in the Summary Compensation Table. No options held by such individuals were exercised during 2003.

Fiscal Year-End Option Values

	Number of Securities Underlying Unexercised Options At Fiscal Year-End		Value of Unexercised In-the-Money Options At Fiscal Year-End (1)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
Sidney R. Knafel	—	—	—	—
Michael S. Willner	20,000	80,000	$25,600	$102,400
Kim D. Kelly	140,000	860,000	$25,600	$102,400
Dinni Jain	—	—	—	—
Elliot Brecher	4,000	16,000	$5,120	$20,480

(1)	The value of the in-the-money options was calculated as the difference between the exercise price of the options and $10.34, the fair market value of our Class A common stock as of December 31, 2003, multiplied by the number of in-the-money options outstanding.

On November 7, 2003, we commenced an offer for employees to tender any stock options with an exercise price of $17 and higher for cancellation in exchange for the grant of replacement options to be issued at least six months and one day after cancellation. The replacement options will have an exercise price equal to the market price on the date of grant, which is currently expected to be June 11, 2004. The ratio of replacement options to be issued in the exchange will be one new option share for every two option shares having an exercise price of $24 or higher, and three new option shares for every four option shares having an exercise price of between $17 and $24. Accordingly, it is expected that the following number of stock options will be issued to our Named Executive Officers in exchange for stock options which were cancelled on December 9, 2003: Sidney Knafel: 281,250 replacement option shares in exchange for 562,500 cancelled option shares; Michael Willner: 421,875 replacement option shares in exchange for 843,750 cancelled option shares; Dinni Jain: 187,500 replacement option shares in exchange for 250,000 cancelled option shares; and Elliot Brecher: 56,250 replacement option shares in exchange for 75,000 cancelled option shares. The stock options included in the table above were not eligible for tender pursuant to the exchange offer and remained outstanding as of December 31, 2003.

Compensation of Directors

Those directors who are not also our employees receive an annual retainer fee of $25,000, which may, at the election of the director, be in the form of cash or five-year stock options to purchase our Class A common stock. Non-employee directors also are entitled to receive reimbursement of out-of-pocket expenses incurred for each Board or committee meeting attended.

1999 Equity Incentive Plan

The purpose of the Insight Communications Company, Inc. 1999 Equity Incentive Plan is to allow selected employees, officers and consultants of our company or an affiliate to acquire or increase equity ownership in our company, thereby strengthening their commitment to our success and stimulating their efforts on behalf of our company, and to assist us and our affiliates in attracting new employees, officers and consultants and retaining existing employees, officers and consultants. The Plan is also intended to optimize the profitability and growth of our company and our affiliates through incentives which are consistent with our goals, to provide grantees with an incentive for excellence in individual performance to promote teamwork among employees, officers and consultants, and to attract and retain highly qualified persons to serve as non-employee Directors and to promote ownership by such non-employee Directors of a greater proprietary interest in our company, thereby aligning such non-employee Directors’ interests more closely with the interests of our stockholders. Where appropriate, the Plan may be utilized to provide annual cash incentive compensation opportunities that are competitive with those of other peer corporations.

The Plan is administered by the Board with respect to non-employee Director grantees and by the stock option committee and/or compensation committee of the Board with respect to all other grantees. The Board or Committee may delegate administrative authority to our Chief Executive Officer or Chief Operating Officer except with respect to awards to non-employee Directors (which must be administered by the full Board), awards to executive officers that are intended to comply with the Rule 16b-3 under the Securities Exchange Act of 1934 and awards intended to comply with the performance-based exception to tax deductibility limitations under Code Section 162(m). If and to the extent that compliance with Rule 16b-3 or the performance-based exception to tax deductibility limitations under Code Section 162(m) is desirable, such award must be administered by the Committee or a committee comprised of two or more Directors who qualify as “non-employee directors” under Rule 16b-3 and “outside directors” under Code Section 162(m). The relevant person or group that administers the Plan with respect to an award is referred to in this summary as the “Committee.” Subject to the terms of the Plan, the Committee has full power and discretion to select those persons to whom awards will be granted (other than awards to non-employee Directors); to determine the amounts and terms of awards; to change and determine the terms of any award agreement, including but not limited to the term and the vesting schedule; to determine and change the conditions, restrictions and performance criteria relating to any award; to determine the settlement, cancellation, forfeiture, exchange or surrender of any award; to make adjustments in the terms and conditions of awards including, but not limited to, changing the exercise price of any award; to construe and interpret the Plan and any award agreement; to establish, amend and revoke rules and regulations for the administration of the Plan; to make all determinations deemed necessary or advisable for administration of the Plan; and to exercise any powers and perform any acts it deems necessary or advisable to administer the Plan and subject to certain exceptions, to amend, alter or discontinue the Plan or amend the terms of any award.

The Plan provides for awards to our employees, potential employees, officers, and potential officers of our company or an affiliate and consultants and potential consultants to our company or an affiliate. The Plan also allows non-employee Directors to elect to receive all or any portion of their annual Director’s fees in the form of stock options. The Plan also provides that the Board may implement procedures to allow non-employee Directors to elect to receive all or a portion of their annual Director’s fees in the form of common stock or deferred stock.

Under the terms of the Plan, 8,000,000 shares of our common stock are authorized for delivery in settlement of awards, of which 1,000,000 shares are authorized for delivery as restricted stock. (The term “shares” or “stock” in this summary refers to Class A or Class B common stock as determined by the Committee, unless otherwise indicated.) The stock delivered to settle awards made under the Plan may be authorized and unissued shares or treasury shares, including shares repurchased by us for purposes of the Plan. If any shares subject to any award granted under the Plan are forfeited or payment is made in a form other than shares or the award otherwise terminates without payment being made, the shares subject to such awards will again be available for issuance under the Plan. In addition, shares withheld or surrendered in payment of the exercise price for stock options or withheld for taxes upon the exercise or settlement of an award, will again be available for issuance under the Plan.

The Plan permits the granting of any or all of the following types of awards to all grantees other than non-employee Directors:

•	stock options including incentive stock options (“ISOs”) and stock appreciation rights (“SARs”);

•	restricted stock and deferred stock;

•	dividend equivalents;

•	performance units;

•	performance shares; and

•	other stock-based awards.

Generally, awards under the Plan (other than non-employee Director awards) are granted for no consideration other than prior and future services. Awards (other than non-employee Director awards) granted under the Plan may, in the discretion of the Committee, be granted alone or in addition to, in tandem with or in substitution for, any other award under the Plan or other plan of our company. The material terms of each award will be set forth in a written award agreement between the grantee and us.

The Plan may be amended, altered, suspended, discontinued or terminated by the Board without stockholder approval, unless such approval of an amendment or alteration is required by law or regulation or under the rules of any stock exchange or automated quotation system on which the common stock is then listed or quoted. In addition, subject to the terms of the Plan, no amendment or termination of the Plan may materially and adversely affect the right of a grantee under any award granted under the Plan.

Unless earlier terminated by the Board, the Plan will terminate when no shares remain reserved and available for issuance or, if earlier, on December 8, 2012. The terms of the Plan shall continue to apply to any awards made prior to the termination of the Plan until we have no further obligation with respect to any award granted under the Plan.

401(k) Plan

We maintain a 401(k) retirement plan established in conformity with Section 401(k) of the Internal Revenue Code of 1986 covering all of our eligible employees. Pursuant to the 401(k) plan, employees may elect to defer up to 15% of their current pre-tax compensation and have the amount of such deferral contributed to the 401(k) plan. The maximum elective deferral contribution was $12,000 in 2003, with an additional $2,000 allowed as a catch-up contribution for employees age 50 and older, subject to adjustment for cost-of-living in subsequent years. Certain highly compensated employees may be subject to a lesser limit on their maximum elective deferral contribution. The 401(k) plan permits, but does not require, matching contributions to be made by us up to a maximum dollar amount or maximum percentage of participant contributions, as determined annually by us. We match employee contributions on a quarterly basis in an amount equal to 100% of an employee’s contributions for the quarter, excluding any such contributions in excess of 5% of the employee’s pre-tax compensation for the quarter. The 401(k) plan provides that half of our matching contribution is made in the form of our Class A common stock and the other half is made in cash. The stock is contributed after each calendar quarter with respect to such quarter based upon the closing price as of the last day of such quarter. In addition, the 401(k) plan permits, but does not require, us to make discretionary (profit sharing) contributions. We have not previously made any profit sharing contributions under the 401(k) plan. The 401(k) plan applies a three-year vesting schedule to all of our matching and profit sharing contributions, which commences on the employees’ first employment date and expires on the employees’ third anniversary date. The 401(k) plan is qualified under Section 401 of the Internal Revenue Code so that contributions by employees and employer, if any, to the 401(k) plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the 401(k) plan, and so that contributions by us, if any, will be deductible by us when made.

Employment Agreements

Dinni Jain. On October 9, 2003, we entered into an agreement with Dinni Jain in connection with his promotion to the position of Executive Vice President and Chief Operating Officer. The agreement provides for an annual base salary of $500,000, with guaranteed bonus payments equal to 50% of total base salary paid during calendar years 2003 and 2004. In addition, as set forth above in the Summary Compensation Table, Mr. Jain was awarded a grant of 125,000 shares of restricted stock, which vest in equal amounts over five years, with each vesting being subject to his continued employment.

John Abbot. On January 2, 2004, we entered into an agreement with John Abbot in connection with his appointment to the position of Senior Vice President and Chief Financial Officer. The agreement provides for an annual base salary of $375,000, with guaranteed bonus payments equal to 50% of total base salary paid during calendar years 2004 and 2005. In addition, Mr. Abbot was awarded a grant of 75,000 shares of restricted stock and a stock option to purchase 250,000 shares of common stock, each of which vest in equal amounts over five years, with each vesting being subject to his continued employment. The exercise price of the stock option is $10.23 per share, based upon the closing market price of our Class A common stock as of January 2, 2004. Mr. Abbot also received a sign-on bonus of $100,000.

Severance Agreement

On August 25, 2003, Kim Kelly resigned from her position as our President and Chief Operating Officer. In connection with her resignation, she entered into a severance agreement with us which provides for her continued service as our consultant for a two-year period and for the provision of certain severance benefits. Ms. Kelly received as a severance payment the amount of $1,156,922, representing two-times her annual base salary, one-half of which was paid in September 2003, and the remaining half of which was paid in January 2004. Ms. Kelly also received in February 2004, in accordance with the severance agreement, a pro-rated bonus through December 1, 2003 equal to $212,103, representing 80% of her maximum bonus potential for such period. We also agreed to waive the forfeiture and termination provisions of the restricted shares and certain of the stock options held by her so that they will continue to vest and become exercisable as if she continued to be an employee. Such remaining stock options are as indicated above in the Fiscal Year-End Option Values table.

The term of Ms. Kelly’s consulting agreement extends through December 1, 2005, unless earlier terminated at our election. During the consulting period, we have agreed to reimburse Ms. Kelly for her COBRA payments, and to make available to her an office, secretary and outplacement services. In addition, the severance agreement includes non-compete, non-solicitation and non-disclosure covenants by Ms. Kelly as well as a mutual non-disparagement provision and mutual releases.

Compensation Committee Interlocks and Insider Participation

Currently, the members of the compensation committee are Thomas L. Kempner, Geraldine B. Laybourne, James S. Marcus and Daniel S. O’Connell, none of whom are officers or employees of our company.

AUDIT COMMITTEE REPORT

The audit committee, which is composed of three independent directors (James S. Marcus (Chairman), Thomas L. Kempner and Daniel S. O’Connell), operates under a written charter adopted by the Board of Directors, which is attached as Exhibit A to this Proxy Statement. Among its functions, the committee selects the independent auditors.

Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls, and the independent auditors are responsible for auditing those financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The committee’s responsibility is to oversee the financial reporting process on behalf of the Board of Directors and to report the result of their activities to the Board of Directors.

In this context, the committee has met and held discussions with management and the independent auditors. Management represented to the committee that our financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the committee has reviewed and discussed the financial statements with management and the independent auditors. The committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

The independent auditors also provided to the committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the committee discussed with the independent auditors their independence and considered the compatibility of nonaudit services with the auditors’ independence.

Based upon the committee’s discussion with management and the independent auditors and the committee’s review of the representation of management and the report of the independent auditors to the committee, and relying thereon, the committee recommended that the Board of Directors include the audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2003 filed with the Securities and Exchange Commission.

Audit Committee of the Board of Directors

James S. Marcus, Chairman

Thomas L. Kempner

Daniel S. O’Connell

CERTAIN TRANSACTIONS

Insight Communications Company, L.P. (our wholly-owned subsidiary) owns 50% of the outstanding partnership interests in Insight Midwest, L.P. The other 50% of Insight Midwest is owned by an indirect subsidiary of Comcast Cable Holdings, LLC, which is a subsidiary of Comcast Corporation. Sidney Knafel, Michael Willner and Dinni Jain, who are each executive officers and directors of our company, are members of and collectively constitute a majority of Insight Midwest’s advisory committee. Our 50% interest in Insight Midwest constitutes substantially all of our operating assets.

Managed Systems

On March 17, 2000, Insight LP entered into a two-year management agreement with Comcast of Montana/Indiana/Kentucky/Ohio, an affiliate of Comcast Cable, to provide management services to cable television systems owned by Comcast. Either party upon 30 days notice may terminate the management agreement. As of December 31, 2003, these systems served approximately 89,400 customers in the State of Indiana. The employees of our Indiana systems operate these systems, and the overhead for these systems is allocated and charged against the cash flow of the managed systems. On February 28, 2003, we exchanged with an affiliate of Comcast Cable the system we then owned in Griffin, Georgia serving approximately 11,800 customers, plus $25 million, for certain of these managed systems serving approximately 23,400 customers, which are presently tied into our Louisville system. We recognized management fees in connection with this agreement in the amount of $2.4 million during the year ended December 31, 2003.

Programming

We purchase the majority of our programming through affiliates of Comcast Cable. Charges for such programming, including a 1½% administrative fee, were $142.4 million for the year ended December 31, 2003. As of December 31, 2003, $28.3 million of accrued programming costs were due to affiliates of Comcast Cable. We believe that the programming rates charged through these affiliates are lower than those available from independent parties.

Telephone Agreements

We have a long-term agreement with Comcast Cable that allows Insight Midwest to deliver local telephone service using Insight Midwest’s local network infrastructure and switching and transport furnished by Comcast Cable. Insight Midwest leases certain capacity on its local network to Comcast Cable for a monthly fee for each of the first four lines ordered by a customer. Revenue earned from leased network capacity used in the provision of telephone services was $6.2 million during the year ended December 31, 2003. In addition, Insight Midwest provides certain services and support for which it receives additional payments related to installations, marketing and billing support.

Advertising Services

In October 1999, to facilitate the administration of our advertising services in our Kentucky Systems, we entered into an agreement with an affiliate of AT&T Broadband (now known as Comcast Cable), which provides for this affiliate to perform all of our Kentucky advertising sale and related administrative services. The agreement may be terminated by either party upon 30 days notice. We, through our Kentucky systems, earned advertising revenues through this affiliate of $18.5 million for the year ended December 31, 2003. As of December 31, 2003, we had $9.3 million as a receivable due from this affiliate. We pay this affiliate a fixed and variable fee for providing this service based on advertising sales cash flow growth. As of December 31, 2003, we had $102,000 recorded as a payable to this affiliate related to such services.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own beneficially more than 10% of our Class A common stock to file reports of ownership and changes in ownership of such common stock with the Securities and Exchange Commission, and to file copies of such reports with us. Based solely upon a review of the copies of such reports filed with us, we believe that during 2003 such reporting persons complied with the filing requirements of said Section 16(a), except that Daniel S. O’Connell, a member of our Board of Directors, filed late two Forms 4, each with respect to a separate single transactions by Vestar Capital Partners III, L.P. for which he serves as Chief Executive Officer. In addition, Prakash A. Melwani, a member of our Board until July 2003 who served as Chief Investment Officer of Vestar until May 2003, filed late a Form 4 with respect to a single transaction by Vestar.

ANNUAL REPORT

Our 2003 Annual Report is being mailed to stockholders together with this proxy statement. No part of such Annual Report shall be regarded as proxy-soliciting material or as a communication by means of which any solicitation is being or is to be made.

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

Stockholders are entitled to submit proposals on matters appropriate for stockholder action consistent with regulations of the Securities and Exchange Commission. In accordance with the rules of the Securities and Exchange Commission, in order for stockholder proposals for the 2005 Annual Meeting of Stockholders to be eligible for inclusion in our proxy statement, they must be received by our Secretary at our principal executive offices not later than December 3, 2004.

Any director nomination or proposal that a stockholder wishes to present at the 2005 Annual Meeting of Stockholders, other than through inclusion in our proxy statement, must follow the procedures described in our by-laws. Under these procedures, stockholders must submit the proposed nominee or proposal by giving written notice to our Secretary at our principal executive offices no earlier than January 27, 2005 and no later than February 28, 2005. These timing requirements differ if this year’s annual meeting were to be adjourned or otherwise postponed or if the date of next year’s annual meeting is not within 30 days before or after the anniversary date of this year’s meeting. If any of these events occurs, we will furnish the new dates for submission of proposed nominees or other items of business under cover of a current report on Form 8-K. The stockholder must have been a stockholder of record at the time of the giving of the notice and entitled to vote at the meeting. The stockholder’s notice must set forth the following:

•	As to any proposed nominee for directorship, all information relating to the nominee that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, under the proxy rules, including (without limitation) such nominee’s written consent to being named in the proxy statement as a nominee and to serve as a director if elected.

•	As to any other business proposed to be brought before the meeting, a brief description of the business, the reasons for conducting such business at the meeting and any material interest in such business of the stockholder and the beneficial owner, if any, on whose behalf the proposal is made.

•	As to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, (a) the name and address of such stockholder and of such beneficial owner, as they appear on our books, and (b) the class and number of shares owned beneficially and of record by such stockholder and such beneficial owner.

OTHER MATTERS

The Board of Directors knows of no other matters to be brought before the meeting. However, if other matters should come before the meeting, it is the intention of each person named in the proxy to vote such proxy in accordance with his or her judgment on such matters.

Exhibit A

INSIGHT COMMUNICATIONS COMPANY, INC.

Audit Committee Charter

Organization. This charter governs the operations of the Audit Committee (the “Committee”) of Insight Communications Company, Inc. (the “Company”). The Committee shall review and reassess the charter at least annually and recommend any changes to the charter to the full Board of Directors of the Company (the “Board”). The Committee shall be comprised of at least three directors determined by the Board to meet the independence and financial literacy requirements of The Nasdaq Stock Market, Inc. and applicable federal law. Appointment to the Committee, including the designation of the Chairman of the Committee and designation of any Committee members as “audit committee financial experts,” shall be made on an annual basis by the full Board.

Statement of Policy. The Committee’s purpose is to represent and provide assistance to the Board of Directors in fulfilling its oversight responsibility to the stockholders, potential stockholders, the investment community and others of the Company’s accounting and financial reporting processes and the audits of the Company’s financial statements. In so doing, it is the responsibility of the Committee to maintain free and open communication between the Committee, the auditors and management of the Company. In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company. The Committee shall have the authority to engage independent legal, accounting and other advisers, as it determines necessary to carry out its duties. The Committee shall have sole authority to approve related fees and retention terms of such advisers.

Responsibilities and Processes. The primary responsibility of the Committee is to oversee the Company’s financial reporting process on behalf of the Board and report the results of its activities to the Board. Management is responsible for preparing the Company’s financial statements, and the independent auditors are responsible for auditing those financial statements. The Committee in carrying out its responsibilities believes its policies and procedures should remain flexible, in order to best react to changing conditions and circumstances. The Committee should take the appropriate actions to set the overall corporate “tone” for quality financial reporting, sound business risk practices, and ethical behavior.

The following shall be the principal recurring processes of the Committee in carrying out its oversight responsibilities. The processes are set forth as a guide with the understanding that the Committee may supplement them as appropriate.

•	The Committee shall have a clear understanding with management and the independent auditors that the independent auditors are ultimately accountable to the Board and the Committee, as representatives of the Company’s stockholders.

•	The Committee shall be directly responsible for the appointment, compensation, retention and oversight of the work of the independent auditors (including resolution of disagreements between management and the independent auditors regarding financial reporting), and shall have the sole authority, where appropriate, to replace the independent auditors. The independent auditors shall report directly to the Committee.

•	The Committee shall ensure receipt from the independent auditors of a formal written statement delineating all relationships between such independent auditors and the Company or any other relationships that may adversely affect their independence, and, based on such review, shall assess their independence consistent with Independence Standards Board 1. The Committee shall actively engage in a dialogue with the independent auditors with respect to any disclosed relationships or services that may impact their objectivity and independence and take, or recommend that the Board take, appropriate action to oversee the independence of the independent auditors.

•	Annually, the Committee will review the experience and qualifications of the key members of the independent auditors and the independent auditors’ quality control procedures.

•	The Committee shall review and pre-approve all audit services and all permissible non-audit services. The Committee may delegate the authority to grant pre-approvals to one or more designated members of the Committee with any such pre-approval reported to the Committee at its next regularly scheduled meeting.

•	The Committee shall establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

•	The Committee shall discuss with the auditors the overall scope and plans for their audits including the adequacy of staffing and compensation. Also, the Committee shall discuss with management and the auditors the adequacy and effectiveness of the accounting and financial controls, including the Company’s system to monitor and manage business risk, and legal and ethical compliance programs. Further, the Committee shall meet separately with the auditors, with and without management present, to discuss the results of their examinations and any report prepared by the auditors and delivered to the Committee.

•	The Committee shall review and discuss with management and the independent auditors and shall have the ultimate authority to approve (a) any material financial or non-financial arrangements of the Company that do not appear on the financial statements of the Company, and (b) any related party transactions.

•	The Committee shall review the interim financial statements with management and the independent auditors prior to the filing of the Company’s Quarterly Reports on Form 10-Q. Also, the Committee shall discuss the results of the quarterly review and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards. The Chairman of the Committee may represent the entire Committee for the purposes of this review.

•	The Committee shall review with management and the independent auditors the financial statements to be included in the Company’s Annual Report on Form 10-K (or the annual report to stockholders if distributed prior to the filing of the Form 10-K), including their judgment about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. Also, the Committee shall discuss the results of the annual audit and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards.

A-2

Exhibit B

INSIGHT COMMUNICATIONS COMPANY, INC.

Nominating Committee Charter

Purpose. The Nominating Committee is appointed by the Board of Directors to:

•	Identify individuals qualified to become directors; and

•	Recommend that the Board select candidates for all directorships to be filled by the Board or by the stockholders.

Committee Membership. The Committee will be composed solely of three or more directors who satisfy the definition of “independent” under the listing standards of The Nasdaq Stock Market. The Committee members will be appointed by the Board and may be removed by the Board in its discretion.

Meetings. The Committee shall meet as often as its members deem necessary to perform the Committee’s responsibilities.

Responsibilities and Duties. The following shall be the principal recurring activities of the Committee in furtherance of the purposes of the Committee outlined above. These functions are set forth as a guide with the understanding that the Committee may carry out additional functions and adopt additional policies and procedures as may be appropriate in light of changing business, legislative, regulatory, legal or other conditions. The Committee shall also carry out any other responsibilities and duties delegated to it by the Board from time to time related to the purposes of the Committee outlined in this Charter.

The Committee, in discharging its role, is empowered to study or investigate any matter of interest or concern that the Committee deems appropriate and shall have the authority to select, retain and terminate outside counsel or other experts for this purpose, including the authority to approve the fees payable to such counsel or experts and any other terms of retention. The Committee shall have the authority to select, retain and terminate any search firm to be used to assist it in identifying candidates to serve as directors of the Company, including sole authority to approve the fees payable to such search firm and any other terms of retention.

Board Selection, Composition and Evaluation.

•	Establish criteria for the selection of new directors to serve on the Board of Directors.

•	Identify individuals believed to be qualified to become Board members and recommend to the Board the nominees to stand for election as Directors at the Annual Meeting of Stockholders or, if applicable, at a Special Meeting of Stockholders. In the case of a vacancy in the office of a director (including a vacancy created by an increase in the size of the Board), the Committee shall recommend to the Board an individual to fill such vacancy either through appointment by the Board or through election by stockholders. The Committee’s goal should be to assemble a Board of Directors that brings to the Company a variety of perspectives and skills derived from business and professional experience. In doing so, the Committee should also consider candidates with appropriate non-business backgrounds. In nominating candidates, the Committee shall take into consideration such factors as it deems appropriate, such as:

➢	the appropriate size of the Company’s Board of Directors;

➢	the needs of the Company with respect to the particular talents and experience of its directors;

➢	the knowledge, skills and experience of nominees, including experience at the policy-making level in technology, business, finance, administration or public service, in light of prevailing business conditions, the knowledge, skills and experience already possessed by other members of the Board and the highest professional and personal ethics and values;

➢	minimum individual qualifications, including strength of character, mature judgment, familiarity with the Company’s business and industry, independence of thought and an ability to work collegially;

➢	experience with accounting rules and practices;

➢	principles of diversity;

➢	appreciation of the relationship of the Company’s business to the changing needs of society; and

➢	the desire to balance the considerable benefit of continuity with the periodic injection of the fresh perspective provided by new members.

•	Evaluate candidates proposed by others for nomination to the Board of Directors, including those recommended by stockholders in light of the criteria set forth herein for the selection of new directors. In that connection, the Committee shall adopt procedures for the submission of recommendations by stockholders as it deems appropriate.

•	Conduct all necessary and appropriate inquiries into the backgrounds and qualifications of possible candidates.

•	Consider questions of independence and possible conflicts of interest of members of the Board of Directors, and whether a candidate has a special interest or relationship that would impair his or her ability to effectively represent the interest of all stockholders.

•	Review and make recommendations, as the Committee deems appropriate, regarding the composition and size of the Board of Directors in order to ensure the Board of Directors has the requisite expertise and its membership consists of persons with sufficiently diverse and independent backgrounds.

B-2

Insight Communications Company, Inc. YOUR VOTE IS IMPORTANT

VOTE BY INTERNET / TELEPHONE 24 HOURS A DAY, 7 DAYS A WEEK

INTERNET TELEPHONE MAIL

https://www.proxyvotenow.com/icc 1-866-257-2286

• Go to the website address listed • Use any touch-tone telephone. • Mark, sign and date your proxy card. above. OR OR

• Have your proxy card ready. • Detach your proxy card.

• Have your proxy card ready. • Follow the simple recorded • Return your proxy card in the

• Follow the simple instructions that instructions. postage-paid envelope provided. appear on your computer screen.

If you have submitted your proxy by Your telephone or Internet vote authorizes telephone or the Internet there is no need the named proxies to vote your shares in for you to mail back your proxy. the same manner as if you marked, signed and returned the proxy card.

1-866-257-2286

CALL TOLL-FREE TO VOTE

? DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET ?

Sign, Date and Return the x Proxy Card in the

Enclosed Envelope. Votes must be indicated (x) in Black or Blue ink.

THE BOARD OF DIRECTORS RECOMMENDS VOTES FOR PROPOSALS 1 AND 2.

1. Election of Directors

FOR all nominees x WITHHOLD AUTHORITY to vote x *EXCEPTIONS x listed below for all nominees listed below

The nominees for the board of directors are: 01—Sidney R. Knafel, 02—Michael S. Willner, 03—Dinni Jain, 04—Thomas L. Kempner, 05—Geraldine B. Laybourne, 06—James S. Marcus, 07—Daniel S. O’Connell

(INSTRUCTION: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.)

*Exceptions

FOR AGAINST ABSTAIN

2. Selection of Independent Auditors. x x x

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

To change your address, please mark this box. x

S C A N L I N E

Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date Share Owner sign here Co-Owner sign here

INSIGHT COMMUNICATIONS COMPANY, INC.

ANNUAL MEETING OF STOCKHOLDERS

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Michael S. Willner and Dinni Jain as proxies, each with the power of substitution, and hereby authorizes them to vote all shares of Class A and Class B Common Stock of the undersigned at the 2004 Annual Meeting of the Company, to be held at the Rihga Royal, 151 West 54th Street, New York, New York, at 9:30 a.m. on Tuesday, April 27, 2004, and any adjournment or postponement thereof.

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” THE PROPOSALS SET FORTH ON THE REVERSE SIDE.

(Continued, and please sign, on reverse side)

INSIGHT COMMUNICATIONS COMPANY, INC. P.O. BOX 11440 NEW YORK, N.Y. 10203-0440